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                                EXHIBIT 23.1


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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 4, 1997, except for Note 2, as to which the date is May 19, 1997 on the financial statements of People's Community Capital Corporation as of March 31, 1997, and for the period from December 3, 1996 (date of inception), to March 31, 1997, in the Registration Statement (Form SB-2) and related prospectus of People's Community Capital Corporation for the registration of 1,200,000 shares of its common stock under the Securities Act of 1933.





Elliott, Davis & Company, LLP
Greenwood, South Carolina
May 19, 1997